UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

______________

FORM 8-K

______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2012

______________

CAPITAL PROPERTIES, INC.
 (Exact name of registrant as specified in its charter)

______________

Rhode Island
(State or other jurisdiction of incorporation)

001-08499	05-0386287
(Commission File Number)	(IRS Employer Identification Number)

100 Dexter Road, East Providence, Rhode Island 02914
(Address of principal executive offices)

(401) 435-7171
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 8.01.Other Events

On December 3, 2012, in lieu of the regular quarterly dividend of $.03 per share for the quarter ending December 31, 2012, the Board of Directors of Capital Properties, Inc. (the “Company) approved, subject to closing the below described Bank Rhode Island loan, an extraordinary dividend in the amount of $2.25 per share to shareholders of record on December 17, 2012, payable on December 27, 2012.  The dividend consists of $.45 in cash and $1.80 in dividend notes.  Shareholders owning less than 100 shares registered in their names as opposed to street name will receive 100% of the dividend in cash.  In connection with the dividend, the Company will borrow $3,000,000 from Bank Rhode Island and will issue approximately $12,000,000 in dividend notes. The dividend, if paid, will amount to approximately $14,850,000.

(a)
Bank Rhode Island Borrowing. On December 6, 2012, the Company received from Bank Rhode Island a loan commitment for $5,725,000, $2,725,000 of which represents refinancing of the balance of the existing debt to Bank Rhode Island borrowed in 2010. Pursuant to the commitment, the Bank Rhode Island loan will be secured by a first mortgage on Company-owned real property known as Parcels 3S and 5 in the Capital Center District of Providence, Rhode Island.  The loan will have a ten-year term and will be amortized annually on a twenty year basis.  The loan will bear interest at 3.34% for the first five years and thereafter will bear interest on either a floating basis at LIBOR plus 215 basis points with a floor of 3.25% or on fixed rate basis of 225 basis points over the five year Federal Home Loan Bank of Boston Classic Advance Rate.  Under the terms of the loan agreement, the Company will agree to maintain a debt service coverage ratio of 1.2 to 1 with respect to the two mortgaged properties and will agree to maintain liquidity at the bank of $1,000,000.  The loan will contain other customary covenants, terms and conditions for a loan.  The loan is expected to close on or about December 26, 2012.

(b)
Dividend Notes. In connection with the dividend, the Company will issue approximately $12,000,000 of dividend notes (the “Notes”).  The Notes will have a term of ten years maturing on December 31, 2012 and will bear interest at the rate of 5% per annum payable semi-annually on June 15 and December 15.  The Notes will be unsecured and will be subject to prepayment in whole or in part without premium at any time and from time to time.  In addition, the Notes will require mandatory prepayment in the amount of the net cash proceeds received by the Company from the sale of any of its real property.  Net cash proceeds equal gross cash proceeds from any such sale minus the sum of (a) expenses of the sale, (b) Federal and state income taxes and (c) amounts used to discharge secured debt to financial institutions.  In addition, the Notes will prohibit the Company from mortgaging any of its real property in the Capital Center District of Providence, Rhode Island (other than Parcels 3S and 5), and from mortgaging any of the real property, if any, owned by its subsidiaries in each case without the consent of the holders of two-thirds of the outstanding principal face amount of the Notes.  The Notes will contain other customary covenants, terms and conditions.  The Notes are expected to be issued on December 27, 2012.

In the event for any reason the loan from Bank Rhode Island does not close on or before December 27, 2012, the Board will reconsider the declaration of the dividend and may elect to withdraw the dividend and not pay it.

The descriptions of the Bank Rhode Island loan and the Notes herein do not purport to be complete and are qualified in their entirety by reference to the Bank Rhode Island loan agreement and a specimen of the Note, each of which will be filed as an exhibit to the Company’s 8-K to be filed in connection with the closing of Bank Rhode Island loan and the payment of the dividend.

Item 9.01Financial Statements and Exhibits

(c)	Exhibits

99.1 Press release, dated December 7, 2012 “Capital Properties Announces Planned
Extraordinary Dividend”

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL PROPERTIES, INC.

Date: December 7, 2012	By:	/s/ Barbara J. Dreyer
Barbara J. Dreyer
Treasurer